Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2022, by and among Quotient Technology Inc., a Delaware corporation (the “Company”) and the persons set forth on Exhibit A hereto (collectively, the “Engaged Group” and, for clarity, as applicable, including each member thereof acting individually). The Company and the Engaged Group are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 13 below.

RECITALS

WHEREAS, on November 17, 2021, the Engaged Group filed a Schedule 13D with the SEC, which was subsequently amended on January 10, 2022, January 18, 2022 and March 1, 2022 (as amended, the “Schedule 13D”);

WHEREAS, the Engaged Group submitted demands to the Company for books and records pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) on December 3, 2021 and April 13, 2022 (together, the “Section 220 Demands”);

WHEREAS, on March 1, 2022, the Engaged Group provided proper and timely notice to the Company (the “Nomination Notice”) of its intent to nominate candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”); and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board, Management and Related Matters.

(a) Board Composition.

(i) Immediately following the execution of this Agreement, the Board and all committees thereof shall take all necessary actions to appoint (i) Matthew O’Grady to the Board to serve as a Class II director with a term expiring at the 2022 Annual Meeting and (ii) Joseph Reece (together with Mr. O’Grady, the “New Directors” and each, a “New Director”) to the Board to serve as a Class III director with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”).

(ii) The Company shall, with respect to the 2022 Annual Meeting, (A) include Mr. O’Grady in its proxy statement and proxy card as a director nominee of the Board for reelection as a director alongside Matthew Krepsik and Robert McDonald, (B) take all necessary and appropriate action to cause the reelection of Mr. O’Grady, including recommending that the Company’s stockholders vote in favor of the reelection of Mr. O’Grady to the Board and soliciting proxies in favor of the reelection of Mr. O’Grady to the Board, and (C) otherwise supporting the reelection of Mr. O’Grady to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. In connection with the foregoing, Mr. O’Grady shall consent to be named as a nominee of the Company for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company.

(iii) Until the Termination Date (as defined below), the number of authorized directors on the Board shall not exceed ten (10) directors without the Engaged Group’s prior written consent (not to be unreasonably withheld).

(b) Board Declassification.

(i) The Board and all applicable committees of the Board shall take all necessary actions to seek the approval of the Company’s stockholders at the 2022 Annual Meeting of an amendment to the Charter to declassify the structure of the Board (the “Declassification Proposal”) such that, if approved by the Company’s stockholders in accordance with the Charter, the Bylaws and the DGCL, then (A) the Company’s Class II directors (including Mr. O’Grady) with terms expiring at the 2022 Annual Meeting shall stand for election at such meeting and subsequent annual meetings for one-year terms expiring at the next annual meeting of stockholders, (B) the Company’s Class III directors with terms expiring at the 2023 Annual Meeting shall stand for election at such meeting and subsequent annual meetings for one-year terms expiring at the next annual meeting of stockholders and (C) the Company’s Class I directors with terms expiring at the 2024 annual meeting of stockholders shall stand for election at such meeting and subsequent annual meetings for one-year terms expiring at the next annual meeting of stockholders, and in each case as to clauses (A), (B) and (C), until each such director’s successor is duly elected and qualified.

(ii) The Board shall recommend in favor of, and use its reasonable best efforts to solicit stockholder approval of the Declassification Proposal at the 2022 Annual Meeting and to have all directors and executive officers of the Company vote all shares beneficially owned by them and over which they have voting control in favor of the Declassification Proposal. Without limiting the foregoing, the Company agrees to (x) engage a nationally recognized proxy solicitor on reasonable and customary terms to solicit stockholder approval of the Declassification Proposal and (y) to adjourn the 2022 Annual Meeting for up to two (2) weeks (with the length of any such adjournment to be determined by the Company in reasonable consultation with the Engaged Group and consistent with the desire to approve the Declassification Proposal) to solicit additional stockholder support for the Declassification Proposal if as of immediately prior to the commencement of the 2022 Annual Meeting at least 66-2/3% of the outstanding Common Stock has not voted in favor of the Declassification Proposal.

(c) Board Committees and Leadership.

(i) Immediately following the execution of this Agreement, the Board and the Strategic Committee shall take all necessary action to reconstitute the Strategic Committee’s membership to comprise two current independent directors to be selected by the Board and each of the New Directors. Until the Termination Date, the Strategic Committee shall consist of four (4) independent directors (including both New Directors), and any two independent directors serving on the Strategic Committee shall have the right to call meetings of the Strategic Committee and set agenda items for such meetings. The reconstituted Strategic Committee shall hire financial advisors and legal counsel of its choice to represent and assist the Strategic Committee in performing its duties. Each committee member shall have one vote, and actions at meetings may be approved by the vote of a majority of the members. In the event that in respect of a particular action there are an equal number of votes in favor of and against such action that cannot be resolved among the members of the Strategic Committee, the full Board shall vote on the matter.

(ii) Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all actions necessary to appoint Mr. O’Grady as the Lead Independent Director of the Board. Subject to his willingness to remain in such role, Mr. O’Grady shall serve as Lead Independent Director until the Termination Date.

(iii) Subject to the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that until the Termination Date each New Director will be appointed to at least one standing committee of the Board and to appoint, as soon as practicable, (i) Mr. O’Grady to the Nominating and Corporate Governance Committee (the “Nominating Committee”) and (ii) Mr. Reece to the Compensation Committee. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give each New Director the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

(d) Director Replacements

From the date of this Agreement until the Termination Date, if any New Director is no longer able to serve as a director for any reason, and so long as the Engaged Group continuously beneficially owns in the aggregate at least the lesser of (x) 2.5% of outstanding shares of Common Stock and (y) 2,373,037 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then the Engaged Group shall identify and recommend to the Board a replacement director who is not an Affiliate of the Engaged Group to fill the resulting vacancy and any such candidate shall be subject to review and approval by the Nominating Committee and the Board, such approval not to be unreasonably withheld (any such replacement director, a “Replacement Director”). The Nominating Committee and the Board shall make their determination within ten (10) Business Days after any such replacement director candidate submits to the Company a fully completed copy of the Company’s standard director & officer questionnaire, provided that such questionnaire shall be deemed fully completed after the successful completion of a customary background check, to be completed by the Company not more than five (5) Business Days following the Company’s receipt of such questionnaire. In the event the Nominating Committee and the Board do not accept a replacement director candidate recommended by the Engaged Group as the Replacement Director (it being acknowledged that the Nominating Committee and the Board cannot unreasonably withhold their acceptance), the Engaged Group shall have the right to recommend additional replacement director(s) to fill the resulting vacancy, whose appointment shall be subject to the Nominating Committee and the Board recommending such person in accordance with the procedures described above, until a Replacement Director is approved and appointed to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any committee of the Board of which the replaced director was a member immediately prior to such director’s departure from the Board, and, if the qualifications for such committee(s) are met, shall appoint such Replacement Director to such committee(s) or, if the qualifications for such committee(s) are not met, shall appoint the Replacement Director to another committee of the Board to the extent permissible under the Company’s Corporate Governance Guidelines and NYSE rules and applicable laws. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be a New Director for all purposes under this Agreement.

(e) Management Changes. Steven Boal will retire as Chief Executive Officer of the Company no later than the 2022 Annual Meeting. Following the 2022 Annual Meeting, Mr. Boal shall not serve as a director, officer or employee of the Company and shall not have an advisory role with, or be engaged or retained by, the Company without the unanimous approval of the Board; provided, however, that the Company shall be permitted to engage Mr. Boal’s services at the request of the General Counsel, subject to the approval of the Board, for assistance related to potential, threatened or actual Legal Proceedings, including by acting as witness or providing information to the Company for such purposes.

(f) Additional Agreements.

(i) Effective upon the execution and delivery of this Agreement, the Engaged Group withdraws (A) the Nomination Notice and (B) the Section 220 Demands.

(ii) While the New Directors serve as directors of the Board, each shall receive compensation (including equity based compensation, if any) for Board and committee meetings attended, an annual retainer, benefits (including expense reimbursements), director and officer insurance and any indemnity and exculpation arrangements on the same basis as all other non-employee directors of the Company.

(iii) Until the Termination Date, in the event the Engaged Group ceases to be a Schedule 13D filer, upon written request from the Company (which request may be made no more than quarterly), the Engaged Group shall promptly provide the Company with information regarding the amount of the securities of the Company then beneficially owned by the Engaged Group. Such information provided to the Company shall be kept strictly confidential unless required to be disclosed pursuant to law, the rules of any stock exchange or any Legal Requirement (as defined below).

(iv) The Company agrees that the Board and all applicable committees of the Board shall take all actions reasonably necessary, effective no later than immediately prior to the execution of this Agreement, to determine, in connection with their initial appointment as a director, that each New Director is deemed to be (A) an “incumbent director” (as such term may be defined in the definition of “change in control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures, material agreements (“Documents”), or any other related plans or agreements that refer to any such Document’s definition of “change in control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “change in control” or any similar term under the Documents, in each case for clauses (A) and (B), to the extent permitted under each Document.

(v) The Company agrees to convene the 2022 Annual Meeting no later than June 29, 2022.

Section 2. Voting Commitment. Until the Termination Date, the Engaged Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock and Voting Securities beneficially owned, directly or indirectly, by the Engaged Group or such Affiliates and Associates (of which the Engaged Group or such Affiliate or Associate has the right or ability to vote) at such Stockholder Meeting (A) in favor of the nominees for director recommended by the Board, (B) in favor of the Declassification Proposal and (C) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than as related to the election of directors or the Declassification Proposal), the Engaged Group shall be permitted to vote in accordance with ISS’s recommendation; provided, further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

Section 3. Standstill. Until the Termination Date, the Engaged Group shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others, in each case without the prior written waiver authorized by the Board:

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or other Synthetic Equity Interests, or otherwise (the taking of any such action, an “Acquisition”), (A) beneficial ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or any of its Affiliates and Associates holds, directly or indirectly, in excess of 9.9% of the Voting Securities or (B) economic exposure to more than 9.9% of the outstanding shares of Common Stock (including notional shares associated with Synthetic Equity Interests), (ii) acquire, cause to be acquired or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek or agree to acquire, ownership (including beneficial ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in each case other than securities of the Company; provided, however, that the restriction set forth in clause (i) above shall apply only for as long as the Company’s tax benefits preservation plan, dated as of November 11, 2021 (the “Tax Benefits Preservation Plan”) remains in effect;

(b) except as otherwise provided in Section 1, (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, (v) publicly seek to amend any provision of the Charter, the Bylaws, or other governing documents of the Company (each as may be amended from time to time), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company; provided, however, that nothing in this Agreement shall prevent the Engaged Group or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2023 Annual Meeting so long as such actions do not create a public disclosure obligation for the Engaged Group or the Company and are undertaken on a basis reasonably designed to be confidential as between the Company and the Engaged Group or between the Engaged Group and persons whom it contacts as potential director candidates in connection with the 2023 Annual Meeting;

(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Engaged Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 2 and the reasons therefor;

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting or as otherwise permitted by the provisos in Section 2 or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or consistent with the Engaged Group’s obligations set forth in Section 2 with respect to an Extraordinary Transaction;

(f) without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, suggest or recommend, or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly, any Extraordinary Transaction; provided, however, that nothing in this Section 3 shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(g) form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof; provided that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(h) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(i) make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the DGCL; or

(j) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek, or seek to cause any person to undertake any action inconsistent with this Section 3.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 3 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 6, or (iii) making any public disclosure necessary to comply with any Legal Requirement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties under applicable law as directors of the Company.

Section 4. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 5. Representations and Warranties of the Engaged Group. Except as has otherwise been disclosed on the Schedule 13D, (a) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the New Directors or any Replacement Director in connection with such person’s appointment to, or service as a director on, the Board, and (b) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Directors or any Replacement Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director. The Engaged Group represents and warrants that it owns no Short Interests in the Company.

Section 6. Non-Disparagement. Subject to applicable law and Section 9, each of the Parties covenants and agrees that, until the Termination Date, or if earlier, until such time as the other Party or (a) any of its Affiliates or Associates, or (b) its or their respective directors, officers, employees, partners, members, managers, legal or other advisors and agents, acting in a capacity on behalf of, in concert with or at the direction of such other Party or its Affiliates or Associates (the persons in clauses (a) and (b), “Representatives”) shall have breached this Section 6, neither it nor any of its Representatives shall make, or cause to be made, by press release or other public statement to the press or media, any public statement that constitutes an ad hominem attack or disparages, calls into disrepute or otherwise defames or slanders the other Party or the business of such Party, the other Party’s current or former directors, officers or employees, the other Party’s subsidiaries or the business of those subsidiaries in any manner that would reasonably be expected to damage the business or reputation of such persons. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement.

Section 7. No Litigation.

(a) (i) Each Party agrees that, until the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim, action or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers, and (ii) each Party agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate any Legal Proceeding against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities in any way) relating to or arising out of any event occurring on or prior to the date of this Agreement.

(b) The restrictions set forth in (i) Section 7(a)(i) shall not apply to (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates and (ii) Section 7(a) shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party or any of its Representatives, provided that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Engaged Group from exercising statutory appraisal rights, if any, with respect to the Company. Each Party represents and warrants that neither it nor any assignee of such Party has filed or initiated any Legal Proceeding against or otherwise pertaining to the other Party.

Section 8. Tax Benefits Preservation Plan. Prior to the Termination Date, the Company agrees to handle any requests for an exemption under the Tax Benefits Preservation Plan on a basis no less favorable than it would treat a request by any other similarly-situated stockholder of the Company for similar relief.

Section 9. Press Release and SEC Filings.

(a) No later than two (2) Business Days following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Engaged Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

(b) The Engaged Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of the Engaged Group on such Form 8-K. The Form 8-K shall be consistent with the terms of this Agreement and the Press Release.

(c) The Company acknowledges that the Engaged Group will file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D/A filing made by the Engaged Group with respect to this Agreement, and the Engaged Group shall give good faith consideration to any comments of the Company.

Section 10. Confidentiality. The Engaged Group acknowledges and agrees that the New Directors shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company. The Engaged Group further acknowledges and agrees that no New Director shall share any confidential information about the Company with the Engaged Group without the Board’s consent, and the Engaged Group shall not seek to obtain any confidential information from any New Director.

Section 11. Affiliates and Associates. The Engaged Group agrees (a) to cause its Affiliates and Associates to comply with the terms of this Agreement and (b) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of any member of the Engaged Group, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Engaged Group.

Section 12. Termination.

(a) Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earliest to occur of (i) 30 calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2023 Annual Meeting, (ii) 120 calendar days prior to the first anniversary of the 2022 Annual Meeting and (iii) the consummation of an Extraordinary Transaction (the effective date of termination, the “Termination Date”).

(b) If this Agreement is terminated in accordance with this Section 12, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding the foregoing terms of this Section 12, (i) Section 1(e) and Section 12 through Section 25 shall survive the termination of this Agreement, and (ii) Section 7(a)(ii) shall survive the termination of this Agreement until the date that is two (2) years after the Termination Date.

Section 13. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Engaged Group, as applicable, and the term “Affiliate” shall not include any publicly-traded portfolio company of the Engaged Group; provided, further, that, for purposes of this Agreement, the Engaged Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Engaged Group;

(b) “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act;

(c) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law;

(d) “Bylaws” means the Company’s Amended and Restated Bylaws (as may be amended from time to time);

(e) “Charter” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time);

(f) “Common Stock” means the issued and outstanding common stock of the Company, par value $0.00001 per share;

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(h) “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets;

(i) “SEC” means the U.S. Securities and Exchange Commission;

(j) “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(k) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof;

(l) “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

(m) “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party; and

(n) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

Section 14. Injunctive Relief; Fees.

(a) Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b) If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 16. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by e-mail (provided that such confirmation is not automatically generated) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Quotient Technology Inc.

1260 East Stringham Avenue, Sixth Floor

Salt Lake City, Utah 84106

Attention: Connie Chen

Email: cchen@quotient.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road

Palo Alto, California 94304

Attention: Derek Zaba

Leonard Wood

Email: dzaba@sidley.com

lwood@sidley.com

If to the Engaged Group:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, California 92660

Attention: Glenn W. Welling

Email: glenn@engagedcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky

Ryan Nebel

Email: swolosky@olshanlaw.com

rnebel@olshanlaw.com

Section 17. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall reimburse the Engaged Group for its reasonable documented out of pocket fees and expenses, including legal fees incurred in connection with the negotiation and entry into this Agreement and the matters related thereto (including, for the avoidance of doubt, the 2022 Annual Meeting), in an amount not to exceed $500,000.

Section 18. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 19. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 20. No Waiver. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 21. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 22. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 23. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 24. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “or” is not exclusive.

Section 25. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

QUOTIENT TECHNOLOGY INC.

By:	/s/ Connie Chen
Name: Connie Chen
Title: General Counsel, Compliance Officer & Secretary

SIGNATURE PAGE TO COOPERATION AGREEMENT

ENGAGED CAPITAL:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Director

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

SIGNATURE PAGE TO COOPERATION AGREEMENT

/s/ Glenn W. Welling
Glenn W. Welling

SIGNATURE PAGE TO COOPERATION AGREEMENT

Exhibit A

Engaged Capital, LLC

Engaged Capital Flagship Master Fund, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital Holdings, LLC

Glenn W. Welling

Exhibit B

Press Release

Quotient Announces Cooperation Agreement with Engaged Capital

Appoints Matthew O’Grady and Joseph Reece to Board of Directors

Company Announces Plan to Declassify Board of Directors

SALT LAKE CITY, Utah – May 17, 2022 – Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), the leading digital media and promotions technology company, today announced that it has entered into a cooperation agreement with Engaged Capital, LLC (“Engaged Capital”).

As part of the cooperation agreement, the Company appointed Matthew O’Grady as a Class II director and Joseph Reece as a Class III director to its Board of Directors. Mr. O’Grady was also named Lead Independent Director upon his appointment to the Board. The recently formed Strategic Board Committee has been reconstituted to comprise Mr. Reece, Mr. O’Grady and incumbent independent directors Alison Hawkins and Jody Gessow.

Additionally, the Quotient Board has determined to seek shareholder approval at its upcoming 2022 Annual Meeting for the declassification of the Board. If the approval is obtained, the Board will begin the de-staggering process at this year’s annual meeting and would be de-staggered fully in 2024.

The Company’s slate at the 2022 Annual Meeting will consist of Mr. O’Grady, Matthew Krepsik and Robert McDonald. As previously announced, Steven Boal will not stand for election at the 2022 Annual Meeting. Mr. Krepsik will become CEO upon Mr. Boal’s retirement, which will occur no later than the Annual Meeting, which the Company expects to occur on June 29, 2022.

“We are pleased to have reached this agreement with Engaged Capital,” said Mr. McDonald, Quotient’s Chair of the Board. “The Board is committed to overseeing the continued execution of the Company’s transformation, led by our new management team, while exploring all opportunities to create value for our shareholders.”

“We are thankful for the constructive resolution we reached with Quotient and believe this outcome is in the best interest of all shareholders,” said Glenn W. Welling, Founder and Chief Investment Officer of Engaged Capital. “Quotient possesses very valuable technology and data, and we are confident the new directors will work effectively with the rest of the Board and the new management team to evaluate and execute upon all opportunities to create shareholder value at Quotient.”

Pursuant to the cooperation agreement, Engaged Capital has agreed to customary standstill and vote support agreements. The cooperation agreement between the Company and Engaged Capital will be filed on a Form 8-K to be filed with the Securities and Exchange Commission.

Sidley Austin LLP is serving as legal counsel to the Company. Olshan Frome Wolosky LLP is serving as legal advisor to Engaged Capital.

About Matthew O’Grady

Mr. O’Grady, age 61, currently serves as an Executive Media Consultant at 12th Street Measurement, a media and data consulting firm he founded in January 2021. Prior to that, Mr. O’Grady served as Global Commercial President of International Media at Nielsen Holdings plc, an information, data and market measurement firm, from February 2019 to December 2020. Previously, Mr. O’Grady served as Chief Executive Officer of Nielsen Catalina Solutions, a purchase-based ad targeting and ROAS measurement firm, from January 2016 to January 2019. Mr. O’Grady served as Executive Vice President & Managing Director of Local Media for Nielsen from 2012 to 2015, where he also served as Executive Vice President, Audience Measurement from 2009 to 2012. Prior to that, Mr. O’Grady served as President of Claritas, LLC, a data-driven marketing company, from 2007 to 2009, where he also served as Executive Vice President, Sales & Client Service from 2000 to 2007. Mr. O’Grady’s prior professional experience also includes, among other positions, serving as Group Vice President, Product Management & Client Service at National Decision Systems Inc., an analytics provider, and Regional Sales Vice President of Equifax Inc. Mr. O’Grady has served as a Strategic Advisor to each of Beatgrid Media B.V., an AdTech measurement company, since May 2021, and NEXT Boatworks, LLC, a coastal rowing craft company, since August 2021. Mr. O’Grady previously served on the boards of directors of Nielsen Admosphere, a.s., a research agency part of the Nielsen network (from January 2019 to December 2020), Nielsen IBOPE México S.A. de C.V., a business to business service subsidiary of Nielsen (from January 2019 to November 2020), Media Behavior Institute LLC, a company engaged in developing tools, services and projects to understand and measure multimedia (from 2011 to 2014), Scarborough Research, a market research subsidiary of Nielsen (from 2011 to 2013), and The Direct Marketing Association (n/k/a Data & Marketing Association), a trade association for marketers (from 2008 to2012). Mr. O’Grady earned his B.S. in Environmental Science from the University of California at Santa Barbara.

About Joseph Reece

Mr. Reece founded Helena Capital, a merchant bank, in April 2015 and has served as its Chief Executive Officer since October 2018. Mr. Reece also served as Consultant to BDT & Company, LLC from October 2019 to November 2021. He previously served as Executive Vice Chairman and Head of UBS Securities, LLC’s Investment Bank for the Americas from February 2017 to September 2018. Prior to that, he was at Credit Suisse from 1997 to 2015, in roles of increasing responsibility, including eventually serving as Global Head of Equity Capital Markets and Co-Head of Credit Risk. His prior experience includes practicing as an attorney for ten years, including at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and at the Securities and Exchange Commission. Mr. Reece has been a member of the board of directors of Compass Minerals, Inc. since 2019 and has been Chairman since May 2021. He also previously served as a member of the board of directors of UBS Securities, LLC, of Atlas Technical Consultants, Inc. and its predecessor company, Boxwood Merger Corp., of Del Frisco’s Restaurant Group, Inc., of RumbleOn, Inc., of CST Brands, Inc., and of LSB Industries, Inc. Mr. Reece earned his B.S., M.B.A. and J.D. from the University of Akron and his LL.M from the Georgetown University Law Center.

About Quotient Technology Inc

Quotient Technology (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Quotient’s omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General, Peapod Digital Labs, a company of Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in Salt Lake City, Utah, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

About Engaged Capital

Engaged Capital, LLC (“Engaged Capital”) is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for our limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

Additional Information

The Company intends to file a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on April 22, 2021, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2022 and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Proxy Statement for the Annual Meeting and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Investor Relations & Media:

Eric Brielmann / Adam Pollack / Charlotte Burch

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449